Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Manager and Member
CCO Holdings, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-251186) on Form S-3 of CCO Holdings, LLC and CCO Holdings Capital Corp. of our report dated January 27, 2022, with respect to the consolidated balance sheets of CCO Holdings, LLC as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of CCO Holdings, LLC and CCO Holdings Capital Corp.

(Signed) KPMG LLP

St. Louis, Missouri
January 27, 2022